Exhibit 99.1

For Immediate Release

Contact:

Fred Pilon

StockerYale, Inc.

603-893-8778

fpilon@stockeryale.com

StockerYale Announces Second Quarter 2006 Financial Results

Company Reports 73% Fiber Revenue Increase, 25% Increase in Gross Profits and 35% Improvement

in EBITDA.

SALEM, N.H, July 19, 2006 — StockerYale, Inc. (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for the second quarter ended June 30, 2006. All 2005 and 2006 numbers have been adjusted for discontinued operations.

Revenues from continuing operations for the second quarter of 2006 were $4.6 million, representing a 13% comparable increase over the second quarter of 2005. Driving revenue growth was specialty optical fiber, reflecting increased activity in the telecom and defense sectors. Specialty optical fiber (SOF) revenue increased 73% over the quarter ended June 30, 2005, and 31% over the quarter ended March 31, 2006. LED revenues increased 37% comparably and 37% sequentially due to the acceptance of the patented COBRA illuminator in the machine vision industry. Revenue from lasers increased 6% from stronger OEM sales of laser products into the machine vision and defense markets.

Gross profit increased 25% to a record $1.7 million in the second quarter versus $1.4 million in the comparable quarter of 2005. Gross margin improved from 34% to 38% primarily attributable to the increase in SOF sales, where the Company has greater operating leverage. Improved performance of laser operations after its lean manufacturing initiative at the start of the second quarter also contributed to the improvement. Gross profit was negatively impacted by the decline in the value of the U.S. dollar versus the Canadian dollar. Before foreign currency exchange (FX) effect, gross profit increased 32% and gross margin was 40% of revenue.

The operating loss for the second quarter was $0.7 million versus $0.9 million in 2005, excluding stock-based compensation expense of $0.1 million and asset impairment charges in 2005 of $0.6 million, a 17% improvement. Research and development expenses of $0.7 million, were 3% lower than the second quarter of 2005. Selling expenses increased 24% to $0.6 million due to increased marketing and sales activities in the U.S. and Europe and FX impact in Canada. General and administrative expense rose 16% due to the expensing of stock based compensation resulting from the Company’s adoption of FAS123R and consulting expenses related to Kaizen implementation in Montreal.

EBITDA loss declined 35% to $198,000 in the second quarter 2006 compared to $305,000 in the same period in 2005 and $237,000 in the previous quarter.

On June 28, 2006, the Company refinanced its Canadian $2.5 million revolving credit line facility with a new three-year $4.0 million revolving line of credit. “The new revolver will give the Company greater flexibility and better support for our operations improvement initiatives,” said Marianne Molleur, Chief Financial Officer. “The Company will evaluate ways to limit its remaining FX exposure, beyond the use of forward contracts to limit losses on payment transactions in Canada,” added Molleur.

“Our margin growth demonstrated both the positive operating leverage of the Company’s specialty fiber business, as well as the increased demand from the telecom sector, which helped us surpass our goals for the first half of the year,” said Mark W. Blodgett, President and Chief Executive Officer. “The Company continues to see a positive impact from its operational improvement initiatives as evidenced by the significant reduction in operating and EBITDA loss this year. Without the FX impact the Company would have achieved an EBITDA positive milestone this quarter,” added Blodgett.

Second Quarter Highlights

•	Revenues increased 13% to $4.6 million due to strong performance in specialty optical fiber and LEDs.

•	Gross profit increased 25% to a record $1.7 million versus $1.4 million. Gross margins improved to 38% from 34%.

•	Operating expenses increased 12% including $0.1 million related to foreign currency exchange rates. Selling expense rose by $120,000; general and administrative expense rose 16% largely due to the expensing of stock based compensation resulting from the Company’s adoption of FAS123R. Research and development expenditures represented 15% of revenues.

•	Operating loss declined 9% to $0.8 million from the comparable quarter, excluding asset impairment charges, due to higher revenue and higher margin rates, offset partially by higher operating expenses.

•	EBITDA loss was reduced 35% to $198,000 versus $305,000 loss reported in the comparable quarter of the prior year.

First Half Highlights

•	Revenues increased 12% to $9.0 million due to the strong performance in specialty optical fiber and lasers.

•	Gross profit increased 24% to $3.4 million versus $2.8 million. Gross margins improved to 38.0% from 34.5%.

•	Operating expenses were flat compared to the first half of 2005. Selling expense rose by $154,000, of which $62,000 is related to the effect of foreign currency exchange rates. Research & development expenditures represented 16% of revenues.

•	Operating loss declined 28% to $1.7 million from the comparable first half, excluding asset impairment charges, due to higher revenue and sale of higher margin products.

•	EBITDA loss was reduced 62% to $0.4 million versus the $1.2 million loss reported in the comparable first half of last year.

Outlook

“We expect the Kaizen initiatives initiated in April and improving customer satisfaction will positively impact results in the second half of the year,” said Blodgett. “After several years of significant investment, the Company is particularly pleased that the fiber business is positively impacting its financial performance. Growth is being driven by fibers for telecom subsystems and optical sensors for both the defense and industrial sectors. In the second half of the year we expect this trend to continue with an increased contribution from fibers for fiber lasers. Due to the Company’s world class, highly efficient fiber production facility we expect the fiber business to continue to contribute to improving margins,” added Blodgett.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses (such as amortization of intangibles, stock-based compensation, impairment charges, acquisition-related costs and restructuring and related costs) that when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations (Unaudited) for the first quarter of 2006 is as follows:

	Three Months Ended
	June 30,
(Unaudited)	2006	2005
Operating Income from continuing operations	$(818)	$(1,512)

Add (non-cash expenses):
Depreciation	465	508
Intangible asset amortization	80	80
Asset Impairment	—	618
Deferred compensation and stock option expense	75	3

EBITDA Loss	$(198)	$(305)

Consolidated Statements of Operations

(Unaudited, $ In thousands except per share data)

	Three Months Ended June 30,
	2006	2005
Net Sales	$4,554	$4,029
Cost of Sales	2,826	2,645

Gross Profit	1,728	1,384

Research & Development Expenses	704	723
Selling, General & Administrative Expenses	1,762	1,476
Amortization of Intangible Assets	80	79
Asset Impairment	—	618

Operating Loss	(818)	(1,512)

Interest & Other Income/(Expense)	124	8
Amortization of Debt Discount & Financing Costs	145	489
Interest Expense	159	214

Loss from Continuing Operations	(998)	(2,207)
Gain / (Loss) from Discontinued Operations	24	(22)
Net Loss	$(974)	$(2,229)

Loss Per Share from Continuing Operations	$(0.03)	$(0.09)
Loss Per Share from Discontinued Operations	$(0.00)	$(0.00)
Net Loss Per Share	$(0.03)	$(0.09)
Weighted Average Shares Outstanding	28,715,799	24,598,185

Consolidated Condensed Balance Sheets (In thousands)

	Unaudited	Audited
Assets	June 30, 2006	December 31, 2005
Current Assets-Continuing Operations	$8,853	$9,123
Current Assets-Discontinued Operations	91	1,383
Property, Plant & Equipment, Net	11,189	11,900
Other Assets	4,056	4,214
Other Assets-Discontinued Operations	—	168

Total Assets	$24,189	$26,788

Liabilities and Stockholders Equity
Current Liabilities-Continuing Operations	$9,415	$7,936
Current Liabilities-Discontinued Operations	133	928
Long Term Debt	884	3,610
Long Term Lease and Other Liabilities	2,983	3,162
Stockholders Equity	10,774	11,152

Total Liabilities & Stockholders Equity	$24,189	$26,788

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe.

For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s annual report on Form 10-KSB and most recent quarterly report on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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